Exhibit 99.(m).23

JOHN HANCOCK FUNDS

AMENDMENT TO CLASS R2 SERVICE PLAN

AMENDMENT made as of the 13th day of December, 2016, to the Class R2 Service Plan dated December 6, 2011, as amended (the “Service Plan”), by and among John Hancock Funds, LLC, a Delaware limited liability company, and the business trusts listed on Schedule A to the Service Plan, including John Hancock Investment Trust and John Hancock Bond Trust. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN SCHEDULE A

Schedule A to the Service Plan is hereby amended, in accordance with Article IX of the Service Plan, to add the following new series and fee schedules:

Trust/Series	Fee*

John Hancock Investment Trust
John Hancock ESG International Equity Fund	0.25%

John Hancock Bond Trust
John Hancock ESG Core Bond Fund	0.25%

*Expressed as a Percentage of Average Daily Net Assets of Class R2 shares

2.	EFFECTIVE DATE

This Amendment shall become effect as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Service Plan.

4.	OTHER TERMS OF THE PLAN

Except as specifically amended hereby, all of the terms and conditions of the Service Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, each Trust has executed this Amendment effective as of the date first mentioned above.

JOHN HANCOCK BOND TRUST
John Hancock California Tax-Free Income Fund
John Hancock Capital Series
John Hancock Current Interest
John Hancock Investment Trust
John Hancock Investment Trust II
John Hancock Investment Trust III
John Hancock Municipal Securities Trust
John Hancock Sovereign Bond Fund
John Hancock Strategic Series
John Hancock Tax-Exempt Series Fund
on behalf of each series of the Trusts, as applicable

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer